Exhibit 10.1

Execution Copy / January 18, 2005

SUPPLEMENTAL AGREEMENT AND SETTLEMENT AGREEMENT

among

Digital River, Inc.

and

Digital River GmbH,

and

element 5 AG

and

Mr Clemens Roth, Mr Christopher Reimold, Mr Gerrit Schumann,

and Mr Stephan Naujoks

and

the Other Sellers as set forth individually herein

Dated as of January 18, 2005

This Supplemental Agreement and Settlement Agreement (“Agreement”) is made and entered into as of the date set forth on the first page, by and among

1. Digital River, Inc., a Delaware corporation having its principal place of business at Eden Prairie, MN, Minnesota, 55344 USA,

hereinafter referred to as “DR Inc.”,

2. Digital River GmbH, a German limited liability company registered in the commercial register of the local court of Frankfurt am Main, Germany, under registration number HRB 58186,

hereinafter referred to as “DR GmbH”,

3. element 5 Informationstechnologien und -dienstleistungen Aktiengesellschaft, a German stock corporation registered in the commercial register of the local court of Cologne, Germany, under registration number HRB 30389,

•                  hereinafter referred to as “element 5”,

4. Mr Clemens Roth, Overstolzenstraße 2, 50677 Köln, Germany,

5. Mr Christopher Reimold, Feilstrasse 25-27, 50672 Köln, Germany,

6. Mr Gerrit Schumann, Danziger Str. 4b, 50858 Köln, Germany

7. Mr Stephan Naujoks, Im Mediapark 10, 50670 Köln, Germany and

8. the Other Sellers whose names and addresses are set forth in Annex A hereto

•  hereinafter referred to as the “Other Sellers”.

Mr Roth, Mr Reimold, and Mr Schumann are hereinafter collectively referred to as the “Selling Managers”, and the Selling Managers and Mr Naujoks are hereinafter collectively referred to as the “Managers”. The Selling Managers and the Other Sellers are hereinafter collectively referred to as the Sellers. The Managers and DR Inc., DR GmbH and element 5 and the Other Sellers are hereinafter collectively referred to as the “Parties”.

Recitals

1. DR GmbH is the sole shareholder of element 5, and DR Inc. is the sole shareholder of DR GmbH. The Managers are members of the management board of element 5.

2. Under a certain Stock Purchase Agreement dated as of April 17, 2004, (the “SPA”) among DR Inc., DR GmbH (formerly known as the Blitz F03-1424 GmbH), and the Sellers, DR GmbH acquired all of the issued and outstanding shares of capital stock of element 5 from the Sellers as the former shareholders of element 5. The SPA was closed, and the shares of capital stock of element 5 were assigned and transferred to DR GmbH, on April 19, 2004.

3. The total consideration paid by DR GmbH under the SPA for the shares of element 5 was split, in accordance with the SPA, in certain cash payments payable immediately upon Closing, and a total amount of US$ 13,500,000 deposited in escrow in accordance with a certain Escrow Agreement dated as of April 17, 2004 (the “Escrow Agreement”) by and among DR GmbH, the Shareholders’ Agent as representative of the Sellers as former shareholders of element 5, and Hypovereinsbank AG as Escrow Agent.

4. In accordance with the Escrow Agreement, cash in the amount of US$1.5 million was released on the Management Release Date (as defined in the Escrow Agreement). The remainder of the Escrow Funds, equal to US$12 million, shall, under the Escrow Agreement, be distributed to the Sellers within five business days following the 18-month-anniversary of the Closing Date (the Escrow Termination Date).

5. The SPA provides inter alia for a representation and warranty by the Selling Managers with respect to the financial statements of element 5 as per December 31, 2003 and December 31, 2002.

The financial statements of element 5 as of December 31, 2003 were adopted prior to the closing, in January 2004.

6. The parties wish to resolve all claims against the escrow funds, including the claim filed with the escrow agent on July 16, 2004.

7. Each of the Managers has entered into a service agreement with the company dated as of April 16, 2004 (each a “Service Agreement”).

8. The Parties wish to comprehensively and conclusively settle their legal relationship under the SPA, including but not limited to the escrow, and any representation and warranty claims.  The Parties also agree that the Managers shall resign as members of the management board of element 5, whilst continuing to render their services to the company for a transitional period, under the existing Service Agreements and without terminating these agreements. The Parties therefore have agreed to amend the Service Agreements accordingly as set forth herein.

Part A Supplemental Provisions to the SPA

§1 General

The provisions of this Part A of this Agreement shall supplement, amongst the Parties to this Agreement and the Sellers, the provisions of the SPA. The SPA shall remain in full force and effect except to the extent that this Agreement explicitly provides otherwise. In the event of any inconsistency between the SPA and this Agreement, the provisions of this Agreement shall supersede and control the provisions of the SPA, as among the Parties to this Agreement and the Sellers. Terms not defined in this Agreement shall have the meaning assigned to them in the SPA and the Escrow Agreement.

§2 Settlement of Escrow and Representations and Warranties

1. In order to comprehensively and conclusively settle the legal relationship between the parties of the SPA including but not limited to the escrow and representations and warranties,  DR

GmbH and DR Inc. on the one hand, and the Selling Managers and the Other Sellers, on the other hand, hereby enter into the settlement as set forth in this §2, by way of mutual concessions (Vergleich within the meaning of § 779 of the German Civil Code, BGB). The Selling Managers have been authorised by each of the Other Sellers to enter into this settlement with DR GmbH and DR Inc. The powers, authorisations or consents granted by each of the Other Sellers to the Selling Managers (or any of them) are attached to this Agreement as Annex 2.1.

2. The Sellers hereby waive any rights and claims under the Escrow Agreement to receive their respective share of the Escrow Funds at the Escrow Termination Date, to a total aggregate amount of US$2 million, plus interest earned thereon. Consequently, each of the Sellers waives to this extent and to this amount his rights and claims to receive his relevant pro rata share of the Escrow Funds payable to him on the Escrow Termination Date. The Sellers, DR GmbH and DR Inc. will instruct the Escrow Agent, and the Sellers will procure that the Shareholder Agent shall instruct by irrevocably written declaration (unwiderrufliche Anweisung) the Escrow Agent, to distribute, within 60 days after the date of this Agreement, the cash (or other property) held in the Escrow Fund in accordance with Annex 2.2 hereto, plus any interest earned with respect to that amount, to the parties set forth in Annex 2.2 hereto. For the avoidance of doubt, the Escrow Amount attributable to each of the Sellers in accordance with the Escrow Agreement shall, under the forgoing sentence, be reduced by their pro rata share of the total reduction amount of US$2 million. The total amount of this reduction (US $2 million plus earned interest thereon) shall thus be distributed to DR GmbH rather than to the Sellers.

3. In consideration of the waiver by the Sellers under Para. 2 above, DR GmbH and DR Inc, subject to the condition precedent of the receipt by DR GmbH of the aggregate of US$ 2 million plus earned interest thereon from the Escrow Funds, hereby waive any and all rights and claims for damages, defending, indemnification, holding harmless or representations/warranties under or in connection with the SPA, including but not limited to Sections 3, 4 (in particular Section 4.7) and 7 of the SPA. For the avoidance of doubt, DR GmbH and DR Inc. on the one hand and the Sellers on the other hand hereby agree that (i) after consummation of the provisions as set forth herein in this Part A (Supplemental Provisions to the SPA) no further rights or claims resulting from or in connection with any warranty/guarantee and/or indemnification obligation, Working Capital Adjustment, covenants and/or Purchase Price adjustments shall exist and (ii) any failure to comply with obligations under Part B and under § 3 of this Agreement shall not affect § 1 and 2 of this Part A of this Agreement.

§3 Earn Out Programme

The provisions of §1.4 of the SPA (“Management Earn Out”) shall remain in full force and effect, except that the amount of the two earn out payments described in Schedule 1.4 to the SPA are guaranteed at $1,250,000, each payable on March 1, 2005 and 2006 as set forth in Exhibit H to the SPA, irrespective of the EBITDA achievement of element 5, provided, however, that the payment of Earn Out Consideration to any of the Managers shall be subject to the continued compliance, as at the date that the relevant Earn Out Consideration payment falls due, by all of the Managers with the (surviving) obligations of confidentiality, non-competition and non-solicitation within the applicable restricted time periods, and with the obligation of non-disparagement (§ 5 para 2). For the avoidance of doubt, this shall apply in addition to any contractual penalty payable under the Service Agreements for non-compliance with the non-compete or any other covenants.

As a precondition to the payment of the Earn out payable on March 1, 2006, each of the Managers shall, as at March 1, 2006, confirm in writing to element 5, DR Inc. and DR GmbH that none of the Managers has been in breach of any of his (surviving) obligations of confidentiality, non-competition and non-solicitation within the applicable restricted time periods, and with the obligation of non-disparagement (§ 5 para 2).

Part B – Amendment to Service Agreements of Managers

§ 4 Continuation and Amendment of Service Agreements

1. Each of the Managers has notified element 5, represented by the supervisory board, that he will be resigning as member of the management board with effect as of the date of this Agreement. Element 5, represented by the supervisory board, hereby accepts each of the resignations. On the next shareholder’s meeting DR GmbH as the only shareholder of element 5 shall be obliged to grant discharge (Entlastung) for the services rendered by the relevant Manager; provided however, no such discharge will be provided for criminal acts or intentional misconduct included but not limited to intentional breaches of or non-compliance with the articles of association or any applicable by-laws (Geschäftsordnung) of element 5 or any written standing orders, policies or rules of procedure of DR Inc., DR GmbH or element 5 applicable to the Managers as members of the management board of element 5.

2. The Managers and element 5 agree that the Service Agreements shall remain in full force and effect, except to the extent that they are explicitly modified under this § 4.

3. Each of the Service Agreements, as amended by this Agreement, shall continue through to the end of the fixed term of each of the Service Agreements, i.e. through to March 31, 2006 (the right of termination - other than for good cause (wichtiger Grund) - within this fixed time shall be excluded),  provided, however, that the Managers shall render their actual services to element 5 only until the end of a transition period (the “Transition Period”) starting as of the date that all Parties have signed this Agreement and ending sixty days thereafter After the end of the Transition Period, the Service Agreements will continue, but the Managers will irrevocably be deemed to be on paid leave from their obligations (unwiderrufliche Freistellung). At the end of the initial term of the Service Agreements, the Service Agreements will expire and end without further notice, save for the surviving provisions under the Service Agreements and under this Agreement. However, DR Inc. reserves the right to accelerate the ending date of the Transition Period to an earlier date in its sole discretion. For the avoidance of doubt, as outlined in the Service Agreements, the Managers (each individually) shall have the right to keep their company cars through to the end of the fixed term, i.e. April 1, 2006.  At the end of the initial term of the Service Agreements, the Managers shall have the opportunity to keep the company car by way of assumption of the respective lease agreement (Übernahme des Leasingvertrages) at his own expense as far as legally possible.

4. During the Transition Period and thereafter through to the expiration of the terms of the Service Agreements, it will be the sole and exclusive responsibility of the Managers to make any tax, social security and other statutory payments, to the extent applicable, on any payments made by the element 5, DR GmbH or DR Inc. to the Managers.

§ 5 Communication

1. The Managers will communicate the change in their status, and the termination of their services under the Service Agreements during the Transition Period and thereafter, to the employees, customers and other contractual partners of element 5 and to the general public only after coordination with DR Inc. and subject to the written instructions (including for the avoidance of doubt instructions by e-mail or telefax or other media) of DR GmbH.

2. In particular, the Managers will not during the Transition Period or any time thereafter, in any manner disparage DR Inc., DR GmbH, element 5 or any of their subsidiaries, officers, board members, employees, products or business and will use their best efforts, through the Transition Period, to create a favourable perception of DR Inc., DR GmbH, element 5 in the general public and with any third party contract partner, in each case in close coordination with DR Inc. and/or DR GmbH.

§ 6 Duties and Responsibilities of Managers during the Transition Period, Retention Targets

1. During the Transition Period, the Managers (each individually) will make their services available to element 5 on a full-time basis; the Managers will be present in the premises of element 5 every work day during the Transition Period, subject to force majeure (e.g. illness or the like).

2. The Managers will, during the Transition Period, fulfill the functions and perform the tasks as described in each of the Service Agreements, except that the Managers will in the Transition Period no longer have the powers and prerogatives attaching to their prior status as members of the management board. In addition, specific areas of responsibility of each of the Managers are described in detail for each of the Managers in Annex 6.2.  For clarity, during the Transition Period, the managers will - as far as legally permitted - comply with all legal instructions and requests provided by element 5 or DR Inc. or DR GmbH expeditiously as time will be of the essence for such instructions and requests.

3. Immediately after the end of the Transition Period, the Managers shall give back to element 5 any assets and documents (whether in written, electronic or any other form) pertaining or belonging to element 5 and that are in the possession of any of the Managers, including but not limited to any keys for the premises of element 5. The Managers shall not have nor seek any access to the premises, the data or any of the IT systems of element 5 after the end of the Transition Period, in each case without the explicit and specific prior approval of the management of element 5 or DR Inc. or DR GmbH.

4. DR GmbH, DR Inc., element 5 and the Managers acknowledge that the success of the services rendered by the Managers during the Transition Period as advisors is essentially dependent on the ability of element 5 to retain the services of certain key employees for an extended time period. The relevant key employees are listed in Annex 6.4 to this Agreement (the “Key Employees”). The Managers will, during the Transition Period, use their best efforts to procure that each of the Key Employees shall remain employees of element 5 during the Transition Period (the “Retention Target”).

§ 7 Compensation, Deduction Amount, Set-Off

1. During the Transition Period and thereafter until the end of the fixed term of the Service Agreements, the compensation per month payable to each of the Managers shall be equal to the compensation per month payable to each of the Managers under Section 3 of each of the Service Agreements, subject to the Deduction Amount in accordance with Para. 2 below, and subject to the full compliance by all of the Managers (during the Transition Period and thereafter until the end of the fixed term of the Service Agreements) with their obligations under Part B of this Agreement and with their remaining and/or surviving obligations under the Service Agreements, in particular, but not limited to, the (surviving) obligations of confidentiality, non-competition and non-solicitation within the applicable restricted time periods, and with the obligation of non-disparagement (§ 5 para 2).

2. Should the endeavours of the Managers to retain the Key Employees in accordance with § 6 para 4 above not be successful or not be successful with respect to all of the Key Employees, the aggregate remuneration payable to the Managers shall be subject to a deduction (the “Deduction

Amount”) of up to US$ 650,000 in the aggregate, pro rata of the monthly salary payable to each of the Managers under the Service Agreements. Should any of the Managers, in the reasonable opinion of DR GmbH and element 5, not have complied with his obligations during the Transition Period and as described in more detail in Annex 6.2, the Deduction Amount shall be increased by US$ 130,000 in the aggregate (in addition to the Deduction Amount computed by reference to Annex 6.4). For the avoidance of doubt, the total Deduction Amount shall in no event exceed US$ 650,000.

3. The actual Deduction Amount shall be determined at the end of the Transition Period in view of the number and identity of the Key Employees for whom the Retention Target has been achieved and in respect of the number and identity of the Key Employees for whom the Retention Target has been failed, in accordance with Annex 6.4, and in view of the compliance by the Managers with their obligations during the Transition Period.

4. For the avoidance of doubt, each of the Managers shall be liable for his pro rata share of the Deduction Amount, even if this pro rata share exceeds the total salary payable by element 5 during the Transition Period.  In the event that the pro rata Deduction Amount owed by either of the Managers exceeds the salary received from element 5 during the Transition Period or cannot be entirely set off from salary payments still payable at the end of the Transition Period, DR GmbH and element 5 shall each have the right to set off the excess amount of the Deduction Amount against any other payments to be made to the Managers under this Agreement, under the Service Agreements, or under the SPA, and to deduct this excess amount from any of such payments.

§ 8 Surviving Obligations – Confidentiality, Non-Compete, Non-Solicitation, Representation

1. The provisions of the Service Agreements regarding duty of confidentiality shall remain in full force and effect, provided that the duty of confidentiality shall survive the end of the term of the Service Agreements (31 March 2006) for each of the Managers for an additional period of three years.

2. The provisions of the Service Agreements regarding contractual and post contractual non-competition shall continue to apply and remain in full force and effect with respect to each of the Managers, and the 24 months’ post-contractual non-compete period shall start, for each of the Managers, after the expiration of the fixed term of the Service Agreement (as set forth above). During the term of the post-contractual non-compete period (24 months starting on April 1, 2006), element 5 shall pay to each of the Managers a monthly compensation equal to 50% of the monthly gross salary received by the relevant Manager in the last year before March 31, 2006; the compensation shall be payable monthly in arrears.

3. The provisions of the Service Agreements on non solicitation (§15 of the Service Agreements) shall remain in full force and effect with respect to each of the Managers, provided that the post-contractual non-solicitation period shall start at the end of the term of the Service Agreements (31 March 2006) and extend to March 31, 2008.

4. As a condition of receiving compensation (in accordance with the Service Agreements and in accordance with § 8 para 2 above), each of the Managers individually agrees to represent, testify and/or be deposed on behalf of and to defend element 5, DR Inc., and DR GmbH as necessary through any period during which compensation is being paid and to comply with the provisions of non-disparagement, non-solicitation and non-competition as required by this Agreement.

5. The Managers acknowledge and agree that the full compliance by each of the Managers with the surviving restrictive covenants of this § 8 of this Agreement is a preconditon for element 5, DR Inc. and DR GmbH entering into the arrangements set forth in this Agreement with the Managers in respect of the SPA and in view of their position as members of the management board of element 5 and that consequently, Sec. 74 through to Sec. 75h of the German Commercial Code do not apply to the relationship among the Parties.

Part C – General Provisions

§ 9

1. This Agreement shall be governed by and construed exclusively in accordance with the laws of Germany.

2. Any change or addition to this agreement including this § 9 para 2 shall be made in writing.

3. Should one or more provisions of this Agreement be void or impracticable, this shall not affect the validity of the other provisions. The Parties shall replace any provision that may be void or impracticable, or they shall fill any unintentional contractual gap, by such new provision that comes as close as possible to the provision that is void or impracticable, or, in the event of a contractual gap, as close as possible to what the parties would have agreed upon had they considered the relevant matter.

Cologne (Germany), January 18, 2005

Digital River, Inc.	Digital River GmbH

/s/ Digital River, Inc.	/s/ Digital River GmbH
by:	by: Jeff Skie

ELEMENT 5 AG	ELEMENT 5 AG

/s/ Element 5 AG	/s/Element 5 AG
by:	by:
(Chairman of the Supervisory Board)	(Members of the Management Board)

Clemens Roth	Christopher Reimold

/s/ Clemens Roth	/s/ Christopher Reimold
on his own behalf and bv virtue of powers of attorney on behalf of Almuth Roth-Bilz; Mona Roth and Ralf Bellartz	on his own behalf and by virtue of powers of attorney on behalf of Roland Reimold and Hedwig Reimold

Gerrit Schumann	Stephan Naujoks

/s/ Gerrit Schuman	/s/ Stephan Naujoks
on his own behalf and by virtue of powers of attorney on behalf of Folkmar Schumann, Dr. Ursula Schumann, Jason Cammisa; Karl-Heinz Killeit; Christian Bergmann;

Dr. Michael Inhester

/s/ Dr. Michael Inhester

by virtue of powers of attorney on behalf of Olaf Arlt;
Ingrid Arlt; Dr. Ulrich Arlt; 3i Group Investments LP
Earlybird Pre-Seed Bet. KG Nr. 1 der Earlybird VC
GmbH & Co. KG; Earlybird Pre-Seed GmbH & Co. KG
Bet. KG Nr. 2, IKB Private Equity GmbH